UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                   FORM 8-K/A
                                 Amendment No. 1

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                      the Securities and Exchange Act 1934



Date of Report: August 20, 1996

                            INTEGRAMED AMERICA, INC.
- --------------------------------------------------------------------------------

               (Exact name of registrant as specified in charter)


                                    Delaware
- --------------------------------------------------------------------------------

                 (State of other jurisdiction of incorporation)


0-20260 and 1-11440                                                  06-1150326
- --------------------------------------------------------------------------------
(Commission File Numbers)                      (IRS Employer Identification No.)


One Manhattanville Road, Purchase, NY                                     10577
- --------------------------------------------------------------------------------
(Address of principal executive offices)                              (Zip Code)


Registrant's telephone no. including area code: (914) 253-8000


Registrant's former name: IVF America, Inc.

                            INTEGRAMED AMERICA, INC.
                                   FORM 8-K/A

                                TABLE OF CONTENTS


                                                                           PAGE

    FINANCIAL INFORMATION

       Financial Statements

          Report of Independent Accountants..............................     3

          Combined Balance Sheet as of June 6, 1996 (unaudited) and
            December 31, 1995 (audited)..................................     4

          Combined Statement of Operations for the period from
            January 1, 1996 through June 6, 1996 (unaudited) and for
            the year ended December 31, 1995 (audited)...................     5

          Combined Statement of Shareholder's Equity for the period
             from January 1, 1996 through June 6, 1996 (unaudited)
             and for the year ended December 31, 1995 (audited)..........     6

          Combined Statement of Cash Flows for the period from
             January 1, 1996 through June 6, 1996 (unaudited)and for
             the year ended December 31, 1995............................     7

          Notes to Combined Financial Statements.........................  8-12

        Pro Forma Consolidated Financial Information (unaudited)

           Basis of Presentation.........................................    13

           Pro Forma Consolidated Statement of Operations for the
             six-month period ended June 30, 1996........................    14

           Pro Forma Consolidated Statement of Operations for the
             year ended December 31, 1995................................    15

    SIGNATURES ..........................................................    16

    INDEX TO EXHIBITS....................................................    17

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholder of Women's Medical and Diagnostic Center

      In our opinion, the accompanying combined balance sheet and related statements of operations, of shareholder's equity and of cash flows present fairly, in all material respects, the financial position of the Women's Medical and Diagnostic Center and affiliated companies at December 31, 1995, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

      As discussed in Note 2 to the combined financial statements, the company was acquired by IntegraMed America, Inc. on June 7, 1996.




Price Waterhouse LLP

Stamford, Connecticut
August 8, 1996


                      WOMEN'S MEDICAL AND DIAGNOSTIC CENTER
                             COMBINED BALANCE SHEET

                                     ASSETS

                                                                                      June 6,        December 31,
                                                                                       1996              1995
                                                                                       ----              ----
                                                                                    (unaudited)        (audited)
Current assets:

  Cash and cash equivalents ....................................................    $    29,000       $  42,000
  Research accounts receivable, net.............................................        242,000         346,000
  Patient accounts receivable, less allowance for doubtful accounts of $10,000
   in both 1996 and 1995........................................................        116,000         103,000
  Other current assets .........................................................          5,000          19,000
                                                                                        -------         -------
    Total current assets........................................................        392,000         510,000
                                                                                        -------         -------
  Fixed assets, net ............................................................         99,000         117,000
                                                                                        -------         -------
     Total assets...............................................................      $ 491,000        $627,000
                                                                                      =========        ========

                                       LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Litigation reserve............................................................    $    50,000      $   50,000
  Accrued payroll...............................................................         12,000          14,000
  Other accrued liabilities.....................................................          5,000          15,000
  Current portion of long-term debt.............................................         44,000          52,000
  Deferred revenues.............................................................         76,000          84,000
  Patient deposits .............................................................          2,000           1,000

     Total current liabilities..................................................        189,000         216,000
                                                                                        -------         -------


Long-term debt .................................................................         63,000          75,000

Commitments  and contingencies- (see Note 6)....................................           -               -

Shareholder's equity -
  Common Stock, $1.00 par value, 300 shares authorized, issued and
     outstanding at June 6, 1996 and  December 31, 1995, respectively...........            -              -
  Accumulated earnings..........................................................        239,000         336,000

     Total shareholder's equity ................................................        239,000         336,000
                                                                                        -------         -------

     Total liabilities and shareholder's equity.................................      $ 491,000        $627,000
                                                                                      =========        ========

             See accompanying notes to the combined financial statements.

                                                         4

                      WOMEN'S MEDICAL AND DIAGNOSTIC CENTER
                        COMBINED STATEMENT OF OPERATIONS




                                       For the period from         For the
                                         January 1, 1996          year ended
                                          through June 6,        December 31,
                                               1996                 1995
                                       -------------------        ----------


Revenues, net (see Note 2)............    $  572,000              $1,948,000

Costs of services rendered ...........       751,000               1,670,000
                                             -------               ---------


Contribution .........................      (179,000)                278,000

General and administrative expenses ..        55,000                 210,000
Interest income.......................          -                     (2,000)
Interest expense......................         5,000                  13,000
                                             -------               ---------
Total other expenses..................        60,000                 221,000
                                             -------               ---------
Net (loss) income.....................     $(239,000)             $   57,000
                                           =========              ==========


























          See accompanying notes to the combined financial statements.



                                       WOMEN'S MEDICAL AND DIAGNOSTIC CENTER
                                    COMBINED STATEMENT OF SHAREHOLDER'S EQUITY




                                                                                                  Total
                                                     Common Stock            Accumulated      Shareholder's
                                                   Shares      Amount          Earnings          Equity
                                                   ------      ------          --------          ------
Balance as of January 1, 1995..................      300          -           $438,000           $438,000
Net income.....................................      -            -             57,000             57,000
Contributions by shareholder...................      -            -            150,000            150,000
Distributions to shareholder...................      -            -           (309,000)          (309,000)
                                                                              --------           --------
Balance as of December 31, 1995................      300          -            336,000            336,000
Net loss.......................................      -            -           (239,000)          (239,000)
Contributions by shareholder....  .............      -            -            165,000            165,000
Distributions to shareholder...................      -            -            (23,000)           (23,000)
                                                                              --------           --------
Balance as of June 6, 1996.....................      300          -           $239,000           $239,000
                                                     ===        =====         ========           ========

































         See accompanying notes to the combined financial statements.



                                       WOMEN'S MEDICAL AND DIAGNOSTIC CENTER
                                         COMBINED STATEMENT OF CASH FLOWS



                                                                                 For the Period          For the
                                                                              from January 1, 1996     Year ended
                                                                                 through June 6,      December 31,
                                                                                       1996               1995
                                                                              -------------------     ------------
                                                                                   (unaudited)          (audited)
Cash flows from operating activities:
  Net (loss) income..........................................................       $(239,000)         $ 57,000
  Adjustments to reconcile net (loss) income to net cash (used in)
    cash (used in) provided by operating activities:
    Depreciation and amortization............................................          20,000            41,000
  Changes in assets and liabilities--
    (Increase) decrease in assets:
      Research accounts receivable...........................................         104,000          (138,000)
      Patient accounts receivable............................................         (13,000)           71,000
      Other current assets...................................................          14,000           (11,000)
    Increase (decrease) in liabilities:
    Litigation reserve.......................................................             -              50,000
    Accrued payroll..........................................................          (2,000)           14,000
    Other accrued liabilities................................................         (10,000)            8,000
    Deferred revenue.........................................................          (8,000)           41,000
    Patient deposits.........................................................           1,000            (1,000)
                                                                                     --------          --------
  Net cash (used in) provided by operating activities........................        (133,000)          132,000
                                                                                     --------          --------

  Cash flows used in investing activities:
    Purchase of fixed assets and leasehold improvements......................          (2,000)          (48,000)
                                                                                     --------          --------

  Net cash used in investing activities......................................          (2,000)         (48,000)
                                                                                     --------          --------
  Cash flows (used in) provided by financing activities:
    Proceeds from issuance of debt...........................................            -               14,000
    Principal repayments on debt.............................................         (20,000)          (31,000)
    Contributions by shareholder.............................................         165,000           150,000
    Distributions to shareholder.............................................         (23,000)         (309,000)
                                                                                     --------          --------
Net cash provided by (used in) financing activities..........................         122,000          (176,000)
                                                                                     --------          --------

Net decrease in cash.........................................................         (13,000)          (92,000)
Cash at beginning of period..................................................          42,000           134,000
                                                                                     --------          --------
Cash at end of period........................................................        $ 29,000          $ 42,000
                                                                                     ========          ========


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION AND NON-CASH
TRANSACTIONS:


      Interest paid in cash for the period from January 1, 1996 through June 6, 1996 and for the year ended December 31, 1995 amounted to approximately $5,000 and $13,000, respectively. Interest received for the period from January 1, 1996 through June 6, 1996 and for the year ended December 31, 1995 amounted to approximately $400 and $2,000, respectively.

         See accompanying notes to the combined financial statements.
                                                         7

                      WOMEN'S MEDICAL AND DIAGNOSTIC CENTER
                     NOTES TO COMBINED FINANCIAL STATEMENTS


NOTE 1 - THE COMPANY:

      Women's Medical and Diagnostic Center (the "Company"), located in Gainesville, Florida, provides comprehensive health care to peri and post-menopausal women. The Company has a multidisciplinary approach and offers a full service clinical ambulatory care facility that provides comprehensive diagnostic and treatment alternatives to peri- and post-menopausal women and clinical research pursuant to contracts with pharmaceutical companies related to the treatment of health issues common to peri- and post menopausal women.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

   Basis of combination  -

       The accompanying combined financial statements of the Company comprise the accounts of the Climacteric Clinic, Inc. (CCI), the Women's Research Centers, Inc. (WRC), and the Midlife Centers of America, Inc. (MCA), all related companies in Gainesville, Florida, which prior to June 7, 1996 had been owned by Dr. Morris Notelovitz, the then sole shareholder of these companies. Effective June 7, 1996, all of the outstanding common stock of CCI, WRC and MCA was acquired by INMD Acquisition Corp. (IAC) which changed its name to the Women's Medical & Diagnostic Center, Inc. ("WMDC"). WMDC is a wholly owned subsidiary of IntegraMed America, Inc., a public company based in Purchase, New York, which provides comprehensive management, laboratory and clinical support services to medical specialty providers of reproductive and women's health care services.

   Interim results -

       In the opinion of management, the accompanying unaudited interim financial statements contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial position at June 6, 1996, and the results of operations and cash flows for the interim period presented. Operating results for the interim period are not necessarily indicative of results that may be expected for the year ending December 31, 1996.

   Revenue and cost recognition -

       Revenues consist of service revenues for patients and research contracts.

       Patient revenues are recorded on a net realizable basis after deducting contractual allowances and consist of patient fees collected by the Company for peri and post menopausal women's healthcare services performed by the Company. Patient revenues and related direct costs are recognized in the period in which the clinical and/or laboratory services are rendered. Net realization is dependent upon benefits provided by the patient's insurance policy or agreements between the Company and the third-party payor. Payments collected from patients in advance for services are included in patient deposits.

       Research revenues are earned under research study contracts between the Company and various pharmaceutical companies. The Company contracts with major pharmaceutical companies (sponsors) to perform women's medical care research mainly to determine the safety and efficacy of a medication. Based on the data collected from studies conducted by the Company and other non-related centers

                      WOMEN'S MEDICAL AND DIAGNOSTIC CENTER
               NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

for major pharmaceutical companies, the Food and Drug Administration (FDA) determines whether a medication can be manufactured and made available to the public. Research revenues are recorded on a net realizable basis after deducting contractual allowances and consist of fees from pharmaceutical companies for medical services performed by the Company as stipulated by the research study protocol. Research revenues are recognized in the period in which the clinical and/or laboratory services are rendered and collection of such fees is considered probable. Net realization is dependant upon final approval by the sponsor that procedures were performed according to study protocol. Payments collected from sponsors in advance for services are included in deferred revenues. Costs incurred in performing the research studies are included in "Cost of services rendered". For the period from January 1, 1996 through June 6, 1996 and for the year ended December 31, 1995 one and two pharmaceutical companies, respectively, each comprised greater than 10% of the Company's total research revenues.

     Cash and cash equivalents -

         The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

    Patient accounts receivable -

         Patient accounts receivable represent receivables from patients for medical services provided by the Company. Such amounts are recorded net of contractual allowances and estimated bad debts.

    Research fees receivable -

         Research fees receivable represent receivables from pharmaceutical companies for medical services provided by the Company to patients pursuant to protocols stipulated under research study contracts between the pharmaceutical companies and the Company.

    Fixed assets -

         Fixed assets are valued at cost less accumulated depreciation and amortization. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets, generally three to five years. Leasehold improvements are amortized over the shorter of the asset life or the remaining term of the lease.

          When assets are retired or otherwise disposed of, the costs and related accumulated depreciation are removed from the accounts. The difference between the net book value of the assets and proceeds from disposition is recognized as gain or loss. Routine maintenance and repairs are charged to expenses as incurred, while costs of betterments and renewals are capitalized.

    Income taxes -

         The Company, a Florida corporation, has elected under Internal Revenue Code Section 1362 (a) to be taxed as an "S" corporation for Federal income tax purposes whereby income is taxed directly to its shareholder. The state of Florida does not have a corporate income tax. As a result, no provision for taxes has been reflected in the combined statement of operations.

                      WOMEN'S MEDICAL AND DIAGNOSTIC CENTER
               NOTES TO COMBINED FINANCIAL STATEMENTS (continued)


    Use of estimates in the preparation of the combined financial statements -

         The preparation of these combined financial statements in conformity with generally accepted accounting principles requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities, at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 3 - FIXED ASSETS, NET:

       Fixed assets, net at June 6, 1996 and December 31, 1995 consisted of the following:

                                            June 6, 1996    December 31, 1995
                                            (unaudited)         (audited)

       Furniture, office and other equipment.. $124,000         $122,000
       Medical equipment......................  182,000          182,000
       Leasehold improvements.................   47,000           47,000
                                              ---------        ---------
          Total    ...........................  353,000          351,000

       Less  - Accumulated depreciation and
         amortization......................... (254,000)        (234,000)
                                               --------         --------

                                               $ 99,000         $117,000
                                               ========         ========

       Depreciation  and  amortization   expense  totaled  $18,000  and  $2,000,
respectively, for the period from January 1, 1996 through June 6, 1996 and $37,000 and $4,000, respectively, for the year ended December 31, 1995.

NOTE 4 - DEBT:

       Debt at June 6, 1996 and December 31, 1995 consisted of the following:

                                                     June 6,    December 31,
                                                      1996         1995
                                                      ----         ----
                                                    (unaudited)  (audited)

 Unsecured line of credit..........................  $12,000    $ 20,000
 Secured note, due in installments through 1998....   47,000      55,000
 Secured note, due in installments through 1999....   48,000      52,000
                                                      ------    --------
   Total debt.....................................   107,000     127,000

   Less  - current portion........................   (44,000)    (52,000)
                                                    ---------   --------
   Long-term debt.................................   $63,000    $ 75,000
                                                    =========   ========



      In June 1995, the Company renewed a $30,000 unsecured line of credit of which $12,000 and $20,000 was outstanding at June 6, 1996 and December 31, 1995, respectively. Interest is payable quarterly at the bank's prime rate plus 1.5% which equaled 9.75% at June 6, 1996 and 10% at December 31, 1995. Total commitment fees for the period from January 1, 1996 through June 6, 1996 and for the year ended December 31, 1995 were immaterial.

                      WOMEN'S MEDICAL AND DIAGNOSTIC CENTER
               NOTES TO COMBINED FINANCIAL STATEMENTS (continued)



       In September 1993, the Company obtained a promissory note in the amount of $100,000 primarily for leasehold improvements of which $47,000 and $55,000 was outstanding at June 6, 1996 and December 31, 1995, respectively. The note is payable in 59 monthly installments of $1,667 plus interest, commencing on October 8, 1993 through September 8, 1998. Simple interest is payable annually at the bank's prime rate plus 1% which equaled 9.25% and 9.5% at June 6, 1996 and December 31, 1995, respectively. The note is secured by all tangible fixed assets of the Company.

       In November 1994, the Company obtained a promissory note in the amount of $64,000 primarily for medical equipment of which $48,000 and $52,000 was outstanding at June 6, 1996 and December 31, 1995, respectively. The note is payable in 59 monthly installments of $1,330.00 including interest, commencing on December 18, 1994 through December 18, 1999. Simple interest is payable annually at a fixed rate of 9%. The note is secured by the underlying medical equipment.

NOTE 5 - OPERATING LEASES

      In October 1993, the Company entered into a three-year lease of its corporate and medical offices. During 1996, the Company amended the lease, whereby the term was extended to August 31, 1999. Rental expense under this operating lease was $46,000 and $108,000 for the period from January 1, 1996 through June 6, 1996 and for the year ended December 31, 1995, respectively.

       At December 31, 1995, the minimum lease payments for noncancelable operating leases in future years pursuant to the amended lease were as follows:

                  1996     ...................................  $111,000
                  1997     ...................................   114,000
                  1998     ...................................   114,000
                  1999     ...................................    76,000
                                                                --------
                  Total minimum operating lease payments......  $415,000
                                                                --------

NOTE 6 - COMMITMENTS AND CONTINGENCIES:

    Litigation -

       On May 1, 1996, a claim of age discrimination was filed in the United States District Court, Northern District of Florida, Gainesville Division, by a former employee of the Company. The litigation arises out of a claim originally filed with the Florida Commission on Human Relations on October 24, 1995. The litigation is currently in the initial pleading and discovery stage, however, on July 15, 1996, a settlement proposal was submitted to the Company . The Company believes to have one or more valid defenses and intends to rigorously defend the action. Management believes it has adequately provided for any such payment should an unfavorable determination be made.

       There are other legal proceedings to which the Company is a party. In the Company's view, the claims asserted and the outcome of these proceedings will not have a material adverse effect on the financial position or the results of operations of the Company.

                      WOMEN'S MEDICAL AND DIAGNOSTIC CENTER
               NOTES TO COMBINED FINANCIAL STATEMENTS (continued)


NOTE 7 - RELATED PARTY TRANSACTIONS:

       During 1995, Dr. Morris Notelovitz, the sole shareholder of the Company, and his wife were paid salaries of $166,000 and $37,000, respectively.

       During 1995, the Company provided management services to another Company owned by Dr. Morris Notelovitz in an amount of $16,500 of which $11,000 was outstanding as a receivable at December 31, 1995.

NOTE 8 - SUBSEQUENT EVENT:

      On June 7, 1996, IntegraMed America, Inc. ("INMD") entered into an Agreement and Plan of Merger (the "Agreement") pursuant to which INMD Acquisition Corp. ("IAC"), a Florida corporation and wholly-owned subsidiary of INMD, acquired all of the outstanding stock of the following three related Florida corporations: The Climacteric Clinic, Inc. ("CCI"), Midlife Centers of America, Inc. ("MCA"), and Women's Research Centers, Inc. ("WRC"), America (collectively "the Company"), and 51% of the outstanding stock of the National Menopause Foundation, Inc. ("NMF"), also a related Florida corporation. Pursuant to the Agreement, the Company was merged with and into IAC, the surviving corporation in the Merger, which has continued its corporate existence under the laws of the State of Florida under the name Women's Medical & Diagnostic Center, Inc. ("WMDC"). Under the Agreement, Morris Notelovitz, M.D., Ph.D., the founder of both the Company and NMF, (the "Physician") became a member of INMD's Board of Directors, and under a long term employment agreement, the Physician will serve as Vice President for Medical Affairs and Medical Director of INMD's new WMDC Division. IAC simultaneously entered into an Employment Agreement with the Physician pursuant to which the Physician is providing medical services, as defined.

                      WOMEN'S MEDICAL AND DIAGNOSTIC CENTER
               NOTES TO COMBINED FINANCIAL STATEMENTS (continued)



                            INTEGRAMED AMERICA, INC.

             Unaudited Pro Forma Consolidated Financial Information
                              Basis of Presentation

         The transactions detailed below were accounted for by the purchase method of accounting and the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed based upon the estimated fair values at the date of acquisition. The unaudited consolidated financial statements include the results of these transactions from their respective dates of acquisition.

         On June 7, 1996, IntegraMed America, Inc. (the "Company") entered into an Agreement and Plan of Merger (the "Agreement") pursuant to which INMD Acquisition Corp. ("IAC"), a Florida corporation and wholly-owned subsidiary of the Company, acquired all of the outstanding stock of the following three related Florida corporations: The Climacteric Clinic, Inc. ("CCI"), Midlife Centers of America, Inc. ("MCA"), and Women's Research Centers, Inc. ("WRC"), America (collectively "the Merger Companies"), and 51% of the outstanding stock of the National Menopause Foundation, Inc. ("NMF"), also a related Florida corporation. Pursuant to the Agreement, the Merger Companies were merged with and into IAC, the surviving corporation in the Merger, which will continue its corporate existence under the laws of the State of Florida under the name Women's Medical & Diagnostic Center, Inc. ("WMDC"). In exchange for the shares of the Merger Companies, the Company paid cash in an aggregate amount of $350,000 and issued 666,666 shares of Common Stock which had a market value of $2.5 million. In exchange for the 51% of the outstanding stock of NMF, the Company paid cash in an aggregate amount of $50,000 and issued a note in an amount of $600,000, which is payable in sixteen quarterly installments of $37,500 beginning September 1, 1996 with simple interest at a rate of 4%.

         The aggregate purchase price of the Merger Companies of $2,850,000 was allocated as follows to assets acquired and liability assumed: $390,000 to current assets, $99,000 to fixed assets, $254,000 to accrued liabilities, $97,000 to debt and the balance of $2,712,000 to goodwill, which will be amortized over a forty year period. The aggregate purchase price of NMF of $650,000 was allocated as follows: $2,000 to current assets, $30,000 to fixed assets, $10,000 to current liabilities and the $628,000 balance to goodwill, which will be amortized over a forty year period.

         On May 15, 1996, the Company entered into an asset purchase and a long term management agreement with W.F. Howard, M.D., P.A. near Dallas, Texas (the "Reproductive Science Center ("RSC") of Dallas"), a provider of conventional infertility and assisted reproductive technology services. The aggregate purchase price was approximately $701,500 of which approximately $244,000 was paid at closing and the Company issued a promissory note for the $457,500 balance which is payable as follows: $100,000 on the last business day of May 1997 and 1998, and $36,786 on the last business day of May in each of the seven years thereafter, thru May 2005. The aggregate purchase price was allocated to fixed assets in the amount of $144,000 and the balance of $557,500 to exclusive management rights, which will be amortized over the ten year term of the agreement.

         The following unaudited pro forma consolidated statement of operations have been prepared by management and represent the consolidation of IntegraMed America, Inc., the Merger Companies, NMF and the RSC of Dallas adjusted where necessary, with respect to pre-acquisition periods, to the basis of accounting used in the historical financial statements of the Company. Such adjustments include modifying the results to reflect operations as if the related management agreements had been consummated on January 1, 1996 and 1995, respectively. Additional general corporate expenses which would have been required to support the operations of the new Network sites are not included in the pro forma results. The unaudited pro forma results may not be indicative of the results that would have occurred if the acquisition and management agreement had been in effect on the dates indicated or which may be obtained in the future.



                            INTEGRAMED AMERICA, INC.

                 Pro Forma Consolidated Statement of Operations
                  for the Six-Month Period Ended June 30, 1996
              (all amounts in thousands, except per share amounts)
                                   (unaudited)


                                                                                                      Pro Forma
                                                              Historical         Adjustments        Consolidated

Clinical revenues and management fees...................         $ 8,998          $ 1,168   (a)        $10,166
Medical Provider retainage..............................           1,514              --                 1,514
                                                                  ------          -------              -------

Revenues after Medical Provider retainage...............           7,484            1,168                8,652
Costs of services rendered .............................           5,550            1,257   (b)          6,807

Network sites' contribution ............................           1,934              (89)               1,845
                                                                  ------          -------              -------


General and administrative expenses.....................           1,815               38   (c)          1,853
Research and development ...............................             128              --                   128
Goodwill and exclusive management right amortization....              91               59   (d)            150
Interest income , net...................................            (208)               9   (e)           (199)
                                                                  ------          -------              -------

Total other expenses ...................................           1,826              106                1,932
                                                                  ------          -------              -------

Income (loss) before income taxes ......................             108             (195)                 (87)

Provision for income and capital taxes .................              97             --                     97
                                                                  ------          -------              -------

Net income (loss).......................................              11        $    (195)                (184)
                                                                                =========

Less: Dividends accrued on Preferred Stock..............             309                                   309
                                                                  ------                                ------

Net loss applicable to Common Stock.....................        $   (298)                             $   (493)
                                                                =========                             ========

Net loss per share of Common Stock......................        $   (.05)                             $   (.07)
                                                                =========                             ========

Weighted average number of shares of Common Stock
  and Common Stock equivalents outstanding..............           6,177              580   (f)          6,757
                                                                ========        =========             ========

(a) To record net revenues earned during the period from January 1, 1996 through the date of acquisition related to the Merger Companies, NMF and the RSC of Dallas.

(b) To record cost of services incurred during the period from January 1, 1996 through the date of acquisition related to the Merger Companies, NMF and RSC of Dallas.

(c)  To record  compensation  to Dr.  Notelovitz as Vice President and Medical
     Director of WMDC.

(d) To record amortization of exclusive management rights and goodwill incurred during the period from January 1, 1996 through the date of acquisition.

(e) To record interest related to the note payable to Dr. Notelovitz and to debt assumed.

(f)  Assumes  666,666  shares were issued to Dr.  Notelovitz on January 1, 1996.
     This amount is net of the respective shares included in the historical June
     6, 1996 weighted average number of shares of Common Stock outstanding.
                                                        14



                            INTEGRAMED AMERICA, INC.

                 Pro Forma Consolidated Statement of Operations
                      for the Year Ended December 31, 1995
              (all amounts in thousands, except per share amounts)
                                   (unaudited)


                                                                                                       Pro Forma
                                                              Historical         Adjustments         Consolidated


Clinical revenues and management fees......................      $16,711          $ 3,488   (a)         $20,199
Medical Provider retainage.................................        3,063              --                  3,063
                                                                --------         --------              --------

Revenues after Medical Provider retainage..................       13,648            3,488                17,136
Costs of services rendered ................................        9,986            3,389   (b)          13,375

Network sites' contribution ...............................        3,662               99                 3,761
                                                                --------        ---------              --------

General and administrative expenses........................        3,680               75   (c)           3,755
Research and development ..................................          290              --                    290
Goodwill and exclusive management right amortization.......           73              140   (d)             213
Interest income , net......................................          (606)             32   (e)            (574)
                                                                ---------       ---------              --------

Total other expenses ......................................        3,437              247                 3,684
                                                                --------        ---------              --------

Income (loss) before income taxes .........................          225             (148)                   77

Provision for income and capital taxes ....................          155             --                     155
                                                               ---------        ---------              --------

Net income (loss)..........................................           70         $   (148)                  (78)
                                                                                 ========

Less: Dividends accrued on Preferred Stock.................          600                                    600
                                                               ---------                               --------

Net loss applicable to Common Stock........................     $   (530)                              $   (678)
                                                                =========                              ========

Net loss per share of Common Stock.........................    $    (.09)                             $    (.10)
                                                               ==========                             =========

Weighted average number of shares of Common Stock
  and Common Stock equivalents outstanding.................        6,087              667   (f)           6,754
                                                                ========        =========              ========


(a) To record net revenues related to the Merger Companies, NMF and the RSC of Dallas.

(b) To record cost of services related to the Merger Companies, NMF and RSC of Dallas.

(c)  To record compensation to Dr. Notelovitz as Vice President and Medical
     Director of WMDC.

(d)  To record amortization of goodwill and exclusive management rights.

(e) To record interest related to the note payable to Dr. Notelovitz and to debt assumed.

(f)  Assumes 666,666 shares were issued to Dr. Notelovitz on January 1, 1995.

                                                        15

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                    INTEGRAMED AMERICA, INC.

                                    (Registrant)



Date: August 19, 1996           By:  /s/ Dwight P. Ryan
                                     ------------------

                                    Dwight P. Ryan
                                    Vice President and
                                    Chief Financial Officer
                                    (Principal Financial and Accounting Officer)

                                INDEX TO EXHIBITS



Exhibit No.                         Exhibit

    10.57-- Business Purposes Promissory Note dated September 8, 1993 in the amount of $100,000

    10.58-- Business Purposes Promissory Note dated November 18, 1994 in the amount of $64,000

    10.59--    Guaranty Agreement

    10.60--    Security Agreement (Equipment and Consumer Goods)

                                                        17